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Apollo Commercial Real Estate Finance, Inc.

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The following is the text of a LinkedIn post made by Grant Kvalheim, Chief Executive Officer of Athene Holding Ltd. and a partner of Apollo Global Management, Inc.:

At Athene, we focus every day on delivering long-term, predictable outcomes for the millions of people who rely on us for security, stability and guaranteed income in retirement. That responsibility informs how we manage our balance sheet and guides the capital allocation decisions we make.

The recently announced transaction with ARI to acquire its $9 billion commercial real estate loan portfolio reflects our rigorous, deliberate approach in practice. This portfolio of commercial mortgage loans to independent third-party borrowers contains high-quality assets that are strongly aligned with our liability-matched investment strategy. They’re also assets we know well, having partnered with ARI for years and served as a co-lender alongside them in nearly half of the portfolio. We approached this transaction with robust scrutiny and due diligence, with independent governance oversight and pricing validated by third-party advisors.

Retirement solutions demand patience, discipline, and clarity. Athene’s strong balance sheet and leading industry position allow us to act deliberately when attractive opportunities emerge. By investing with a long-term mindset and focusing on investment grade assets supported by durable collateral that can be held through market cycles, we prioritize downside protection and consistency.

Thank you to the teams who approached this transaction with rigor, discipline, and a clear focus on building long-term value from the initial bid.